Exhibit 21
FRESH IDEAS MEDIA, INC.

LIST OF SUBSIDIARIES

Fresh Ideas Media, Inc., has two subsidiaries, which are 100%-owned, as follows:

1.     (a) Name of subsidiary: Community Alliance, Inc.

        (b) State of incorporation: Nevada.

        (c)  Name(s) under which subsidiary does business: Community Alliance, Inc.

2.     (a) Name of subsidiary: Our Best Wishes, Inc.

        (b) State of incorporation: Nevada.

        (c)  Name(s) under which subsidiary does business: Our Best Wishes, Inc.